Exhibit 99.1

SCOLR Pharma, Inc. Receives Deficiency Letter from FDA

on Pseudoephedrine Application

BOTHELL, WA, March 11, 2011, - SCOLR Pharma, Inc. (OTC Bulletin Board: SCLR) today announced it has received a letter from the Food and Drug Administration (FDA) identifying deficiencies regarding its Abbreviated New Drug Application (ANDA) for extended-release pseudoephedrine.

The Company said the letter identified a number of concerns that the FDA had with the conduct of the bioequivalence study submitted by SCOLR to support the application. The deficiencies cited relate to the design and conduct of the study. None of the issues raised relate to the product formulation. Due to these deficiencies, the agency said it is unable to approve the ANDA application at this time.

Stephen J. Turner, SCOLR Pharma’s President and CEO, said: “Although we are extremely disappointed with this situation, we are currently evaluating the deficiencies identified by the FDA to determine the most appropriate course of action. We remain confident in our pseudoephedrine product and intend to rectify the FDA’s concerns.”

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning next steps and intended actions with respect to our pseudoephedrine product. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to fund any additional or revised trial studies required to address the FDA’s deficiency notice, and the time required for any additional or revised studies. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

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SCOLR Pharma, Inc.

425.368.1050